Exhibit 10

Dated September 29, 2006

CHINA CHANCE ENTERPRISES LIMITED
(as Vendor)

and

WISDOM PLUS LIMITED
(as Purchaser)

SALE AND PURCHASE AGREEMENT
relating to the share capital of

REJOICE SUCCESS LIMITED
(the “Company”)

THIS AGREEMENT is made the 29th day of September 2006

BETWEEN

CHINA CHANCE ENTERPRISES LIMITED, a company incorporated in British Virgin Islands (CI: 579210) with limited liability and having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands ( the “Vendor”)

AND

WISDOM PLUS LIMITED, a company incorporated in British Virgin Islands (CI: 1043564) with limited liability and having its registered office at Sea Meadow House, Blackburne Highway (PO Box 116), Road Town, Tortola, British Virgin Islands (the "Purchaser")

WHEREAS

The Company is a company incorporated in British Virgin Islands having its registered office at Palm Grove House, PO Box 438, road Town, Tortola, British Virgin
Islands and with an authorised share capital of 50,000 no par value Shares of a single class.

The Vendor legally and beneficially owns 100% of the issued and fully paid shares of the Company

The Company beneficially owns 60% of the issued and fully paid share capital of General Business Network (Holdings) Limited and has no other subsidiary.

The Vendor has agreed to sell 100% of the Company’s outstanding registered shares (the “Shares”) and the Purchaser has agreed to purchase the Shares upon the terms set out in this Agreement.

NOW IT IS AGREED:

INTERPRETATION

1.1	In this Agreement, including the Introduction and the Schedules, unless the context otherwise requires, the following terms shall have the following meanings:

"Business Day"  a day (other than a Saturday or a Sunday) on which banks are generally open for business in Hong Kong;

             “Closing”                   The term defined in Clause 3;

"Company"                  Rejoice Success Limited, details of which are set out in Schedule 1;

"Hong Kong"               the Hong Kong Special Administrative Region of the PRC;

"Taxation"
liability to any form of taxation (including, taxes, withholding taxes, duties, imposts, levies, rates or any other amounts payable to any revenue, customs or similar authorities in any part of the world) whenever and wherever created and including an amount equal to any deprivation of any relief from taxation and all costs, interest, penalties, charges and expenses incurred in connection with such taxation of failure to pay such taxation;

“US” United States of America

“USD” US Dollar, the currency of US

1.2
In this Agreement, unless the context otherwise requires, any reference to a "Clause" or a "Schedule" or an "Appendix" is a reference to a clause, a schedule or an appendix of this Agreement and, unless otherwise indicated, includes all the sub-clauses of that clause.

1.3
In this Agreement, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

1.4	The headings and the table of contents in this Agreement are for convenience only and shall not affect its interpretation.

1.5
References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made under provisions.

SALE AND PURCHASE

2.1
Subject to the terms and conditions stated herein, Vendor shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser shall purchase and acquire from Vendor on the Closing Date, all of the Shares. The purchase price to be paid by the Purchaser on the Closing Date for the Shares is the sum of US Dollar Four Million Only (USD 4,000,000) for the transfer of the Shares, payable in accordance with Clause 3.1(b) hereof. The Shares shall be free from all rights of pre-emption, options, liens, claims, equities, charges, encumbrances or third-party rights of any nature and with all dividends, benefits and other rights now or hereafter becoming attached or accruing thereto as from the date of this Agreement.

CLOSING AND EFFECTIVE DATE

3.1
The Vendor shall deliver to the Purchaser certain documents on the Closing (the “Closing Date”) at Unit A, 5th Floor, Goldlion Holdings Centre, 13-15 Yuen Shun Circuit, Siu Lek Yuen, Shatin, N.T., Hong Kong at which time all of the following business shall be transacted:

(a)	the Vendor shall deliver to the Purchaser:

(i)	duly passed and signed copies of the resolutions of the Vendor and the Company;

(ii)	instruments of transfer and bought and sold notes in respect of the Shares duly executed by the Vendor in favour of the Purchaser;

(iii)	all relevant share certificates in respect of the Shares; and

(iv)
(if applicable) certified true copies of any power of attorney or other authority pursuant to which this Agreement and any document referred to above may have been executed and such other documents as the Purchaser may require to give good title to the Shares and to enable the Purchaser or such party as it nominates to be registered as the holders thereof.

(b)	the Purchaser shall deliver to the Vendor the Consideration for the transfer of the Shares of the Company in the following schedule (or or as soon thereafter as practicable) :

Due Date	Amount

Sep 30, 2006	US Dollar One Hundred Thousand (USD 100,000)
Jan 29, 2007	US Dollar Nine Hundred Thousand (USD 900,000)
April 29, 2007	US Dollar One Million (USD 1,000,000)
Jul 29, 2007	US Dollar Two Million (USD 2,000,000)

For the avoidance of doubt, the Purchaser has the option to deliver shares of common stock issued by any Pink Sheet companies or OTCBB companies in lieu of the consideration set forth above. The amount of share certificates shall be agreed by both parties in a separate agreement.

3.2
If the Vendor on the one hand or the Purchaser on the other shall be unable to comply with any of their respective obligations under Clause 3 on or before the date fixed for Closing the party not in default may:

(a)	defer Closing to a date not more than 90 days after the said date (and so that the provisions of this sub-paragraph (a) shall apply to Closing as so deferred); or

(b)	proceed to Closing so far as practicable

without prejudice, in each case, to that party's rights (whether under this Agreement generally or under this Clause) to the extent that the other party shall not have complied with their obligations thereunder.

3.3   The Closing of the sale and purchase of the Shares shall occur on the earlier of the first business day after (i) compliance by the Vendor with the requirements of Rule 14a-3 under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Schedule 14A thereunder, or (ii) compliance by the Vendor with the requirements of Rule 14c-2 under the Exchange Act and Schedule 14C thereunder. Notwithstanding the actual Closing Date, the Vendor and Purchaser mutually agree that the effective date of the sale and purchase of the Shares, for all tax and accounting purposes, shall be September 29, 2006 (the “Effective Date”).

4.  ADDITIONAL AGREEMENTS

4.1   Notwithstanding the Closing Date, Vendor and Purchaser agree that commencing on the Effective Date, the Purchaser shall have the sole and exclusive right to supervise and manage the business operations of the Company, including but not limiting to the collection of revenues and payment of expenses and accrued liabilities, and shall have the sole and exclusive financial benefit, if any, and economic risk, if any, of those operations. From and after the Effective Date, Vendor shall have no interest whatsoever in the business operations of the Company, and Purchaser agrees to indemnify, defend and hold harmless the Vendor from any liability with respect thereto.

5.  REPRESENTATION AND WARRANTY OF PURCHASER  Purchaser hereby represents and warrants to Vendor as follows:

5.1   Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of such Shares, nor with any present intention of distributing or selling such Shares, except insofar as such Shares are included in a public offering registered pursuant to the Securities Act of 1933, as amended, or the disposition thereof is exempt from such registration. Purchaser understands that the Shares have not been registered under U.S. securities laws and that such Shares are being offered and sold to Purchaser pursuant to a claimed exemption from the registration requirements of such laws.

6.   GENERAL

6.1   Each party shall at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any information in its possession relating to any other party or to the existence or subject matter of this Agreement, except to the extent required by law or with the consent of the relevant party (which consent shall not be unreasonably withheld).

6.2     Each party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement.

6.3     Any stamp duty payable on the sale and purchase of the Shares shall be borne by the Purchaser absolutely.

6.4    Time shall be of the essence of this Agreement.

6.5
This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns of the parties hereto but shall not be capable of being assigned by either party without the prior written consent of the other.

6.6	This Agreement, and the documents referred to in it, constitute the entire agreement, and supersedes any previous agreement, between the parties in relation to the subject matter of this Agreement.

6.7
All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Closing except in respect of those matters then already performed.

6.8
No delay or failure by a party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that party's ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

6.9
Each party shall at its own cost, execute and do all acts, documents and things (reasonably within its powers) as may reasonably be required by any other party so as to vest beneficial and registered unencumbered ownership of the Shares in the Purchaser and otherwise to implement the terms of this Agreement whether before or after Closing.

6.10
No amendment to this Agreement will be effective unless it is in writing and signed by all the parties. No consent or approval to be given pursuant to this Agreement will be effective unless it is in writing and signed by the relevant party.

6.11
The parties acknowledge and agree that in the event of a default by any party in the performance of their respective obligations under this Agreement, the non-defaulting party shall have the right to obtain specific performance of the defaulting party's obligations. Such remedy to be in addition to any other remedies provided under this Agreement or at law.

6.12
On termination of this Agreement, each party's rights and obligations will immediately cease provided that such termination shall not affect any accrued rights and obligations of the parties which are expressed to relate to any period following termination nor shall it effect any accrued rights and obligations of the parties as at the date of termination.

7.  GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong, and the parties hereto hereby submit to the non--exclusive jurisdiction of the Courts of Hong Kong in connection herewith but this Agreement may be enforced in any court of competent jurisdiction.

Schedule 1

COMPANY

Company Name: REJOICE SUCCESS LIMITED

C.I. Number: 1035983

Place of Incorporation: British Virgin Islands

Date of Incorporation: 4 July, 2006

Authorised Share Capital: 50,000 no par value shares of a single class

Registered and beneficial Shareholders: 100% China Chance Enterprises Limited

EXECUTION PAGE

SIGNED for and on behalf of
CHINA CHANCE ENTERPRISES LIMITED

in the presence of:

/s/ CM Chan
CM Chan
Chief Executive Officer

SIGNED for and on behalf of
WISDOM PLUS LIMITED

in the presence of:

/s/ Kjell Tornquist
Kjell Tornquist
Chief Executive Officer